Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Institutional Cash Management Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated July 22, 2005, on the statements of assets and liabilities, including the schedules of investments, of Cash, Government and Municipal Portfolios (“Funds”) of Smith Barney Institutional Cash Management Fund, Inc. as of May 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

September 23, 2005